EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in registration statements on Form S-8 (333-237151 and 333-237150) of Delmar Bancorp of our report dated March 24, 2020, relating to our audit of the consolidated balance sheet of Virginia Partners Bank and subsidiaries as of December 31, 2019, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for the period from November 16, 2019 to December 31, 2019, which report appears in the December 31, 2019 annual report on Form 10-K of Delmar Bancorp.

/s/ Yount, Hyde & Barbour, P.C.

Richmond, Virginia

March 27, 2020